Exhibit 1

Nonqualified Stock Option Agreement
The Toro Company 2000 Stock Option Plan

Agreement dated November 30, 2005, between The Toro Company, a Delaware corporation (“Toro”), and <Name> (“you”) setting forth the terms and conditions of the grant to you of a nonqualified option to purchase < # > shares of Toro Common Stock, at an exercise price of < price> per share, under The Toro Company 2000 Stock Option Plan (“Plan”).

1. Expiration Date. This option shall expire on November 30, <year>.

2. Vesting. Except as provided in Sections 3 and 6, this option shall vest and become exercisable in full on the <vesting terms> after the date of grant.

3. Exercise. Except as provided in Section 2 or as otherwise provided in this section, you may exercise the option only while you are an employee of Toro or a parent or subsidiary of Toro and only if you have been continuously employed since the date of grant, except as follows:

(a) Disability. If you become disabled, this option will vest immediately prior to your termination of employment by reason of such disability, and you or your guardian or legal representative may exercise the option until the earlier of the date the option expires or one year after the date your employment terminates by reason of your disability.

(b) Death. If you die, this option will vest immediately, and your legal representatives, heirs or legatees may exercise the option until the earlier of the date it expires or one year after the date of your death.

(c) Retirement. If you cease to be an employee by reason of retirement as defined in this Section 3(c) on or after November 1, 2006, this option will remain outstanding for up to four years after the date of your retirement, but not later than the date the option expires, and will continue to vest under Section 2; provided, however, that if you become employed or retained to render services or assume responsibilities similar to those of the Toro position from which you retire, your option shall be canceled and shall automatically be canceled and shall automatically expire and be forfeited. For purposes of this Section 3(c) and Section 3(d), your termination of employment shall be deemed to be “retirement” if you meet both of the following conditions: (i) you terminate employment at or after age 55 and (ii) your age and the number of years of your service to Toro, when added together, equal at least 65.

(d) Termination. Except as provided otherwise in this Section 3 with respect to disability, death and retirement, if you cease to be an employee including retiring on or before October 31, 2006, you may exercise the vested portion of this option, if any, for up to three months after the date your employment terminates, but not later than the date the option expires, and any unvested portion of this option will be canceled on the date your employment terminates.

(e) Leave. Your absence on leave or other interruption in your performance of services will not be deemed a cessation or interruption of employment for purposes of the Plan, if approved by Toro’s Compensation & Human Resources Committee.

4. No Transfer. You may not transfer this option other than by will or applicable laws of descent and distribution.

5. Non-Compete. Notwithstanding any other provision of this agreement, if within one year after you terminate employment with or performance of services to Toro, including by reason of retirement, you (a) are employed or retained by, or render services to, any organization that directly or indirectly competes with or becomes competitive with Toro, or if the rendering of such services is prejudicial to or in conflict with the interests of Toro, or (b) you violate any confidentiality agreement, or agreement governing the ownership or assignment of intellectual property rights with Toro, or (c) you engage in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of Toro, Toro may cancel and rescind all options you may then hold, including this option, and shall have the right to the return of the economic value of any option you realized or obtained (measured at the date of exercise) at any time during the period beginning on the date twelve months prior to the date of termination to the date of the last exercise, provided that this provision shall not be applicable in the event of a Change of Control.

6. Change of Control. This option will vest in full if there is a Change of Control of Toro, as defined in the Plan as in effect at the date of such event, and will remain exercisable for three years following the Change of Control, but not later than the date the option expires.

7. Methods of Exercise. In order to exercise this option, you must deliver to the office of the Secretary of Toro a written notice of exercise specifying the number of whole shares with respect to which your wish to exercise this option, accompanied by payment in full of the exercise price for the shares to be purchased. Payment may be made in (a) cash, (b) by tendering shares of Common Stock already owned for at least six months, valued at the 4 p.m. Eastern Time closing price on the date of exercise (or if a holiday, the most recent closing price), (c) in a combination of cash and Common Stock, or (d) by tendering a notice of exercise of options and irrevocable instructions to a brokerage firm and Toro to execute a cashless exercise in accordance with the terms of the Plan.

8. General Restriction. If at any time the Board of Directors determines that the listing, registration or qualification of the Common Stock subject to the option on any securities exchange or under any state or federal law, or the consent or, approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Common Stock under this option, this option may not be exercised unless such listing, registration, qualification, consent or approval has been obtained free of conditions not acceptable to the Board.

9. Tax Withholding. Toro has the right to deduct from any settlement made upon exercise of the option or the sale of shares of Common Stock acquired upon exercise of the option, any federal, state or local taxes of any kind required by law to be withheld with respect to income recognized or to require you to pay the amount of any such taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock will be valued at its fair market value as of the date it is withheld or surrendered. Toro may also deduct from any such settlement any amounts you may owe the Company.

10. Governing Law. This Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

11. Conflict. To the extent the terms of this agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this agreement.

12. Non-negotiable Terms. The terms of this option are not negotiable, but you may refuse to accept this option by notifying Toro’s Corporate Secretary in writing.

IN WITNESS WHEREOF, this option agreement has been executed and delivered by The Toro Company.

November 30, 2005 By:
President and Chief Executive Officer

I hereby agree to the terms and conditions governing this option grant as set forth in this agreement, acknowledge that I have received electronically a copy of the Prospectus relating to the Toro Common Stock and agree to accept electronic delivery of the Prospectus, Toro’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and Current Reports on Form 8-K by email directed to my Toro email address.

Note: If you do not wish to accept this option on the terms stated in this agreement, please contact Toro’s Corporate Secretary immediately to decline the grant.

<Name>